Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 19, 2019 included in the Annual Report on Form 10-K of Oaktree Specialty Lending Corporation for the year ended September 30, 2019, with respect to the consolidated financial statements of Oaktree Specialty Lending Corporation and the effectiveness of internal control over financial reporting of Oaktree Specialty Lending Corporation, incorporated by reference in this Form 10-K/A.

/s/ Ernst & Young LLP

Los Angeles, California
December 18, 2019